UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): October 26, 2016

Foundation Medicine, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36086	27-1316416
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

150 Second Street Cambridge, MA	02141
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code

(617) 418-2200

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 26, 2016, Foundation Medicine, Inc. (the “Company”), upon the recommendation of its Nominating and Corporate Governance Committee, elected Michael R. Dougherty to the Board of Directors of the Company (the “Board”), to serve until the Company’s 2017 annual meeting of stockholders or his earlier death, resignation, retirement or removal. The Board also appointed Mr. Dougherty to serve as a member of the Audit Committee of the Board, effective as of November 1, 2016.

Mr. Dougherty will be compensated for his service as a non-employee director under the Company’s Non-Employee Director Compensation Policy described in the Company’s Proxy Statement filed on April 27, 2016 (the “Policy”). In connection with his election and in accordance with the Policy, the Company granted Mr. Dougherty an award of 19,003 restricted stock units under the Company’s 2013 Stock Option and Incentive Plan. As a non-employee director, Mr. Dougherty is also entitled to receive cash compensation for his Board and committee service in accordance with the Policy.

Mr. Dougherty is not a party to any transaction with the Company that would require disclosure under Item 404(a) of Regulation S-K, and there are no arrangements or understandings between Mr. Dougherty and any other persons pursuant to which he was selected as a director.

A copy of the Company’s press release regarding Mr. Dougherty’s election is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press release issued by Foundation Medicine, Inc. dated October 27, 2016, furnished hereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 28, 2016	FOUNDATION MEDICINE, INC.

	By:	/s/ Robert W. Hesslein
Name: Robert W. Hesslein
Title: Senior Vice President and General Counsel

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release issued by Foundation Medicine, Inc. dated October 27, 2016, furnished hereto.